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                                                                   Exhibit 23.5


                         Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in this Registration Statement (Form S-3) and related Prospectus of Leucadia National Corporation for the registration of $350,000,000 of its 3 3/4% Convertible Senior Subordinated Notes due 2014, of our report, dated March 5, 2004, with respect to the consolidated financial statements of The FINOVA Group Inc. for the year ended December 31, 2003, incorporated by reference in the Leucadia National Corporation 2003 Form 10-K/A, filed with the Securities and Exchange Commission.


                                                     /s/ Ernst & Young LLP



Phoenix, Arizona
August 9, 2004